Exhibit 10.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED SENIOR PROMISSORY NOTE

This AMENDMENT NO. 1 TO AMENDED AND RESTATED SENIOR PROMISSORY NOTE (this “Amendment”), dated January 5, 2024 (the “Effective Date”), is entered into by and between Cohen & Company, LLC, a Delaware limited liability company (the “Company”), and the JKD Capital Partners I LTD, a New York corporation (the “Holder”). Each of the Company and the Holder may be referred to herein as a “Party,” and, together, as the “Parties.” Capitalized terms used herein but otherwise not defined shall have the meanings ascribed to such terms in the Note (as defined below).

RECITALS:

WHEREAS, on January 31, 2022, the Company issued to the Holder that certain Amended and Restated Senior Promissory Note in the aggregate principal amount of $4,500,000 (the “Note”); and

WHEREAS, in accordance with Section 8(e) of the Note, the Parties desire to amend the Note to: (A) extend (i) the Maturity Date thereof from January 31, 2024 to January 31, 2026, (ii) the date following which the Note may be redeemed by the Holder from January 31, 2023 to January 31, 2025, and (iii) the date following which the Note may be prepaid by the Company from January 31, 2023 to January 31, 2025; and (B) increase the interest rate payable under the Note from 10% per annum to 12% per annum effective as of January 31, 2024.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.            Amendment to Section 2(a) of the Note. Effective as of the Effective Date, Section 2(a) of the Note is hereby deleted in its entirety and replaced with the following language:

“(a)       Maturity. The unpaid principal amount and all accrued but unpaid interest hereunder shall be due and payable in full on January 31, 2026; provided, however, that, at any time after January 31, 2025 and prior to January 31, 2026, the Holder may, with at least thirty-one (31) days’ prior written notice from the Holder to the Company, declare the entire unpaid principal amount outstanding and all interest accrued and unpaid on the Note to be immediately due and payable (the earlier of January 31, 2026 and the date the Holder declares the entire unpaid principal amount outstanding and all interest accrued and unpaid on the Note to be immediately due and payable in accordance with this Section 2(a) shall be referred to herein as the “Maturity Date”).”

2.            Amendment to Section 2(b) of the Note. Effective as of January 31, 2024, Section 2(b) of the Note is hereby deleted in its entirety and replaced with the following language:

“(b)        Interest. Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to twelve percent (12%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note until the principal amount and all interest accrued but unpaid thereon are paid. Interest shall be payable in cash quarterly on each January 1, April 1, July 1, and October 1 (each, an “Interest Payment Date”) until the Maturity Date, commencing on April 1, 2022. Upon the occurrence of any Event of Default and after any applicable cure period as described in Section 6 and for so long as such Event of Default continues, all principal, interest and other amounts payable under this Note shall bear interest at a rate equal to thirteen percent (13%) per annum (the “Default Rate”).”

3.            Amendment to Section 2(c) of the Note. Effective as of the Effective Date, Section 2(c) of the Note is hereby deleted in its entirety and replaced with the following language:

“(c)       Prepayment Without Consent. This Note may not be prepaid in whole or in part at any time or from time to time prior to January 31, 2025. This Note may, with at least thirty-one (31) days’ prior written notice from the Company to the Holder, be prepaid in whole or in part at any time or from time to time following January 31, 2025 and prior to the Maturity Date without the prior written consent of the Holder and without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.”

4.            No Other Changes. Except as expressly amended by this Amendment, all of the terms and conditions of the Note shall continue in full force and effect and shall be unaffected by this Amendment.

5.            Notices. All notices of request, demand and other communications hereunder shall be addressed to the Parties as follows:

If to the Company:	Cohen & Company, LLC Cira Centre 2929 Arch Street, Suite 1703 Philadelphia, Pennsylvania 19104 Attn: Joseph W. Pooler, Jr. Facsimile: (215) 701-8279 E-mail: jpooler@cohenandcompany.com and to:
Cohen & Company Inc. 3 Columbus Circle, 24th Floor, New York, New York 10019 Attn: Dennis Crilly E-mail: dcrilly@cohenandcompany.com

with a copy to:	Duane Morris LLP 30 South 17th Street Philadelphia, Pennsylvania 19103 Attn: Darrick M. Mix Facsimile: (215) 405-2906 Email: dmix@duanemorris.com
If to the Holder:	At the address set forth on the books and records of the Company.

unless the address is changed by the Party by like notice given to the other Party. Notice shall be in writing and shall be deemed delivered: (i) if mailed by certified mail, return receipt requested, postage prepaid and properly addressed to the address above, then three (3) business days after deposit of same in a regularly maintained U.S. Mail receptacle; or (ii) if mailed by Federal Express (FedEx), the United Parcel Service (UPS), or another nationally recognized overnight courier service, next business morning delivery, then one (1) business day after deposit of same in a regularly maintained receptacle of such overnight courier; or (iii) if hand delivered, then upon hand delivery thereof to the address indicated on or prior to 5:00 p.m., New York City time, on a business day. Any notice hand delivered after 5:00 p.m. New York City time, shall be deemed delivered on the following business day. Notwithstanding the foregoing, notices, consents, waivers or other communications referred to in this Amendment may be sent by facsimile, e-mail, or other method of delivery, but shall be deemed to have been delivered only when the sending Party has confirmed (by reply e-mail or some other form of written confirmation from the receiving Party) that the notice has been received by the other Party.

6.            Amendment. This Amendment may not be amended or modified except by a written agreement executed by each Party hereto.

7.            Governing Law. This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the Parties shall be governed, construed and interpreted in accordance with the laws of the State of New York without regard to its conflicts of law principles or the conflicts of law principles of any other state in either case that would result in the application of the laws of any other state.

8.            Headings. The section and other headings contained in this Amendment are for reference purposes only and shall not affect the meaning or interpretation of this Amendment.

9.            Binding Effect. This Amendment shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

10.                  Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to Amended and Restated Senior Promissory Note as of the date first written above.

COMPANY:

COHEN & COMPANY, LLC

By:	/s/ Joseph W. Pooler
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President, Chief
Financial Officer and Treasurer

HOLDER:

JKD CAPITAL PARTNERS I LTD

By:	/s/ Jack J. DiMaio, Jr.
Name:	Jack J. DiMaio, Jr.
Title:	Authorized Person